                         Consent of Independent Auditors




To the Shareholders and Board of Directors of the Smith Barney Managed Municipals Fund Inc.:

We consent to the incorporation by reference, in this Statement of Additional Information, of our report dated April 14, 2003, on the statement of assets and liabilities for the Smith Barney Managed Municipals Fund Inc. (the "Fund") as of February 28, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.



                                                              KPMG LLP



New York, New York
June 23, 2003